                                                                  EXHIBIT (P)(3)

                            REQUIRED HOLDINGS REPORTS

Section 17(j) of the Investment Company Act prohibits an employee from engaging in fraudulent activities and violations of security laws. The Securities Exchange Commission, ("SEC") requires UBS Brinson to institute procedures to prevent and detect violations of its code of ethics and securities laws. This rule specifically requires firms to have employees report personal securities transactions at least quarterly. The SEC has recently adopted amendments to these rules, which now require organizations to increase the amount of information about personal securities holdings of their employees. Rule 17j-1 requires all employees to disclose all reportable securities held by employees, including those acquired before the person became an employee of UBS Brinson. One purpose of the amendments to the rule is to improve the monitoring performed by the Compliance Group of potential conflicts of interest. The rule now requires all employees to complete an Initial Holdings Report and Annual Holdings Reports thereafter.

Employees will continue to be required to complete the Quarterly Transaction Report, which requires disclosure of all reportable transactions during the reporting period, and completion of the Annual Affirmation and Affiliation Statement.

As part of a new employee's first day orientation, three compliance forms will be included and distributed with the Human Resources "New Employee Orientation Program and Package." The three compliance forms are:

         1.       The Annual Affirmation and Affiliation Statement
         2.       The Initial Holdings Report
         3.       The Brokerage Confirmation Forwarding Instructions

The employee is obligated to sign and complete the Affirmation Statement and Initial Holdings Report within (10) days and return to the Human Resources Department.


Required Disclosures
--------------------

The Initial Holdings Report and Annual Holdings Report must include the title of the security, the name of the broker, dealer, or bank where the security is held, the number of units or shares held, the total principal amount, and the date of the disclosure. (See attached form)


Applicable Investments and Accounts
-----------------------------------

A reportable security is any interest or instrument commonly known as a security, whether in the nature of debt or equity, including any stock, bond, note, debenture, evidence of indebtedness or any participation in or right to subscribe to or purchase any such interest or instrument. For purposes of this Policy, the term "security" includes commodity transactions, puts, calls, futures, futures contracts and margin account transactions, but does not include: (1) a deposit or share account in a banking institution, (2) a loan participation, (3) a letter of credit or other form of bank indebtedness incurred in the ordinary course of business, (4) currency, (5) any note, draft, bill of exchange or bankers acceptance which has a maturity at the time of issuance not in excess of nine months, exclusive of days of grace, or any renewal thereof the maturity of which is likewise limited, (6) units of a collective investment fund, (7) interests in a variable amount (master note) (8) direct obligations of any government or (9) units of open-end, registered investment companies.

Accounts that require disclosure include an employee's personal account or those investments financed by an employee and any investments over which an employee exercises discretion or has direct, indirect, or shared influence or control, including: (1) assets held in partnership, (2) UBS Brinson accounts, (3) investment clubs or any other joint trading arrangement, (4) investments by the employee's immediate family sharing the same household (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships), and (5) other similar arrangements.


Review
------

The Human Resources Group will be responsible for the distribution and collection of new employees' Initial Holdings Reports. The Compliance Group is responsible for distribution and collection of Annual Holdings Reports.

The Compliance Group is responsible for reviewing all Initial and Annual Holdings Reports and any investigation or follow-up that may be required.

The compliance review will include:
         o        verification of completeness
         o        identification of potential conflicts of interest
         o        detection of abusive practices
         o        comparison to quarterly transaction reports to assure accuracy

Potential conflicts of interest will be brought to the attention of the Global Compliance Manager and the employee for resolution.


Retention of Records and Documents
----------------------------------

The completed forms will be maintained in locked storage by Compliance for a minimum of (7) years with the first (2) years on site.

UBS Brinson


                                INTEGRITY POLICY


                           EFFECTIVE FEBRUARY 4, 2000


                           ---------------------------

UBS BRINSON INTEGRITY POLICY

                                TABLE OF CONTENTS

                                                                            PAGE

I.    General         1
II.   Investments     3
   A.                                                               General   3
   B.                                                      Improper Conduct   3
   C.                                                Definition of Security   4
   D.                                Personal Securities Trading Procedures   5
   E.                                              Initial Public Offerings   5
   F.                                                    Short-Term Trading   6
   G.                                                             Frequency   6
   H.                                       Disclosure of Personal Interest   6
   I.                                       Securities Transactions Reports   6
III.  Disclosure Or Use Of Confidential Information     7
   A.                                                               General   7
   B.                                                Insider Trading Policy   7
   C.                                           Material Inside Information   8
   D.                                                            Disclosure   9
   E.                  Procedures for Safeguarding Confidential Information   9
IV.   Personal And Business Conduct     10
   A.                                   Use of Proper Accounting Procedures  10
   B.                                         Individual Expense Guidelines  10
   C.                                                    Gifts and Bequests  11
   D.                                             Use of UBS Brinson Assets  11
   E.                                                Dealing with Suppliers  12
   F.  Use of UBS Brinson Intellectual Property and Proprietary Information  12
   G.                                                Candor Among Employees  13
V.    Outside Activities     13
   A.                                                               General  13
   B.            Reporting of Business Interests and Governmental Positions  14
VI.   Observance Of Laws     14
   A.                                                               General  14
   B.                                                   Industry Regulators  15
VII.  Individual Compliance     15
VIII. AIMR Code Of Ethics And Standards Of Professional Conduct     16

UBS BRINSON INTEGRITY POLICY

I.       GENERAL
         -------

         UBS Brinson(1) has many important assets. Perhaps the most valuable is its established and unquestioned reputation for integrity. Preserving this integrity demands the continuing alertness of every employee. Each employee must avoid any activity or relationship that may reflect unfavorably on UBS Brinson as a result of a possible conflict of interest, the appearance of such a conflict, the improper use of confidential information or the appearance of any impropriety.
         Although no written code can take the place of personal integrity, the following, in addition to common sense and sound judgment, should serve as a guide to the minimum standards of proper conduct. Any conduct that violates this policy statement is never acceptable and always constitutes an activity beyond the scope of the employee's legitimate employment.
         This policy statement is drafted broadly and represents UBS Brinson's effort not only to meet but also to exceed the requirements of law and industry practice in a manner consistent with UBS Brinson's high standard of business conduct.
         The Integrity Policy is designed to ensure, among other things, that all employees conduct their personal securities transactions in keeping with the following principles:
         o The interests of UBS Brinson's clients should be placed first and foremost;
         o All employees should conduct their personal investment activity in a manner consistent with the law and this Integrity Policy and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an employee's position of trust and responsibility; and
         o Employees should not take inappropriate advantage of their positions.
         Attached is a copy of the "Code of Ethics and Standards of Professional Conduct" issued by the Association for Investment Management and Research, the terms of which are incorporated within this Integrity Policy by reference. Local guidelines issued by regulatory agencies or industry associations that govern conduct of investment professionals must be followed and are incorporated in this Integrity Policy by reference. In addition, other policies and practices may be in place in various locations that govern employee conduct. This policy should be followed in conjunction with any such guidelines.
         In addition to the specific prohibitions on certain personal securities transactions as set forth herein, this Integrity Policy prohibits all employees from:

                  (a) Employing any device, scheme or artifice to defraud any client or prospective client;

----------------------
(1) In this Policy "UBS Brinson" refers to the UBS Brinson/Brinson Partners Inc. business unit of the UBS Asset Management Division of UBS AG. The term "employees" refers to all members of the staff of UBS Brinson.

                  (b) Making to any client or prospective client any untrue statement of a material fact or failing to state to such client or prospective client a material fact necessary to make the statements made, in light of the circumstances under which they are made, not misleading;

                  (c) Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit upon any client or any prospective client;

                  (d) Engaging in any fraudulent, deceptive or manipulative act, practice or course of business with respect to any client or any prospective client;

                  (e) Revealing to any other person (except in the normal course of his or her duties on behalf of a client) any information regarding investments of or transactions by any client or the consideration by any client or UBS Brinson of any securities transactions; or

                  (f) Misrepresentation of official or functional position to any other person.

         An employee who has any question about the application of this Integrity Policy in a particular instance should immediately consult the applicable UBS Brinson compliance officer. Any violation of these policies may subject the employee involved to disciplinary action, including dismissal and possible civil or criminal penalties. In the case of certain employee activities and circumstances, more specific policies and regulations may apply.
         All employees shall comply with this policy statement in addition to any local integrity policy that applies to an employee's conduct. This Integrity Policy applies to all employees of UBS Brinson. For purposes of this Integrity Policy, the term "employees" includes all consultants on long-term contracts (defined as in excess of 3 months) who work for UBS Brinson and who have access to client or investment information.

II.      INVESTMENTS
         -----------

         A.       GENERAL
                  -------

                  Unless approved by UBS Brinson Compliance, no employee should make or maintain investments or enter into any transactions, directly or indirectly, which will create or give the appearance of creating conflicts of interest between the employee and UBS Brinson and any client or supplier. In addition to investments for an employee's personal account, this policy covers any investments financed by an employee and any investments over which an employee exercises discretion or has direct, indirect, or shared influence or control, including: (1) assets held in partnership, (2) UBS Brinson accounts, (3) investment clubs or any other joint trading arrangement, (4) investments by the employee's immediate family sharing the same household (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships), and (5) other similar arrangements. No employee may have another person do something on his or her behalf that the employee could not have properly done personally.

                  It is expected that employees of UBS Brinson shall maintain all personal investment account relationships with UBS AG or a subsidiary of UBS AG if, at the location at which the employee works, UBS AG or its subsidiaries offers such service. At locations where UBS AG or its subsidiaries do not offer such service, the employee may utilize a third party for his/her personal investment accounts, but must report the relationship to UBS Brinson Compliance. Exceptions must be preapproved by UBS Brinson Compliance. A listing of any non-UBS AG provider accounts and, where applicable, a statement of holdings, must be submitted annually to UBS Brinson Compliance.

         B.       IMPROPER CONDUCT
                  ----------------

                  It is not possible to enumerate all the circumstances where potential actions or inactions may be contrary to this Integrity Policy; however, the following list and your common sense and sound judgment should serve as a guide for your conduct. It would be improper for an employee:

                           1. to make or maintain an investment in the securities of a company that the employee knows or should know is being financed by UBS Brinson, unless the securities of the company have a broad public market and are registered on a national securities exchange or traded in over-the-counter markets;

                           2. to permit any third party to arrange an investment for the account of the employee or to participate in investments arranged, sponsored or participated in by another under circumstances that might create, or give the appearance of creating, a conflict of interest;

                           3. to make or maintain an investment in any corporation or business with which UBS Brinson has business relationships if the investment is of such a character (whether because of the size or value of the investment or for any other reason) as might create, or give the appearance of creating a conflict of interest;

                           4. to participate in an initial public offering of any securities of any company, unless such offering is approved by UBS Brinson Compliance, which will review the nature of the offer to ensure that there is no actual or perceived conflict of interest;

                           5. to enter into a security transaction when the employee knows or should know that such action will anticipate, parallel or counter any securities transaction of UBS Brinson, whether UBS Brinson is acting for itself or in a fiduciary capacity (this would not apply to exchange traded futures contracts);

                           6. to enter into a security transaction, without the prior approval of UBS Brinson Compliance or its authorized delegates;

                           7. to enter into a net short position with respect to any security held by UBS Brinson individually or in its fiduciary capacity (this would not apply to exchange-traded futures contracts);

                           8. to enter into any derivative transaction when a direct transaction in the underlying security would violate this policy;

                           9. to engage in any self-dealing or other transactions benefiting the employee at the expense of UBS Brinson or its clients; and

                           10. to engage in personal trading that is out of proportion with the employee's personal assets or that might result in financial hardship or dereliction of duty to clients or UBS Brinson.

         C.       DEFINITION OF SECURITY
                  ----------------------

                  For purposes of this policy, a "security" means any interest or instrument commonly known as a security, whether in the nature of debt or equity, including any stock, bond, note, debenture, evidence of indebtedness or any participation in or right to subscribe to or purchase any such interest or instrument. For purposes of this Policy, the term "security" includes commodity transactions, puts, calls, futures, futures contracts and margin account transactions, but does not include: (1) a deposit or share account in a banking institution, (2) a loan participation, (3) a letter of credit or other form of bank indebtedness incurred in the ordinary course of business, (4) currency, (5) any note, draft, bill of exchange or bankers acceptance which has a maturity at the time of issuance not in excess of nine months, exclusive of days of grace, or any renewal thereof the maturity of which is likewise limited, (6) units of a collective investment fund,
                  (7) interests in a variable amount (master note), (8) direct obligations of any government or (9) units of open-end, registered investment companies.

         D.       PERSONAL SECURITIES TRADING PROCEDURES
                  --------------------------------------

                  Employees may not purchase or sell a prohibited security or enter into any derivative transactions with respect to a prohibited security. Prohibited securities include those of any company with which UBS Brinson or an employee has a special relationship and/or about which UBS Brinson or an employee has confidential information as defined below. Employees are required to obtain approval from UBS Brinson Compliance or its authorized delegates prior to purchasing or selling any security, or engaging in a derivative transaction based on such a security. It is improper for an employee to enter into any transactions with respect to a security on any day UBS Brinson has traded, has an open order pending, or anticipates trading such security on behalf of itself or clients. All private placements must be approved for purchase or sale by UBS Brinson Compliance. In circumstances where an employee knows or should know that UBS Brinson is actively considering trading a security, the employee may not transact for his/her personal account.

                  Research analysts are prohibited from purchasing or selling any security, or derivatives of such security, that is covered by the research analyst unless prior approval has been obtained from the Director of Research and from UBS Brinson Compliance. Research analysts are not permitted to effect personal transactions in securities they cover that are contrary to their recommendations.
                  Violation of these procedures will result in disgorgement of profits realized on improper trades as well as imposition of appropriate disciplinary action or sanctions.

         E.       INITIAL PUBLIC OFFERINGS
                  ------------------------

                  In general, employees will not be permitted to participate in the initial public offering of any company. Employees must seek the approval of UBS Brinson Compliance to participate in an initial public offering of any securities of any company. Approval may be granted for the privatisation or demutualization of a major organization which actively encourages participation by the community as a whole. All initial public offerings will be viewed on a case by case basis taking into account any actual or perceived impediment to clients' portfolios.
                  If an employee is offered an initial public offering, the employee is required to seek approval from UBS Brinson Compliance which will review the nature of the offer relating to any potential conflicts of interest.

         F.       SHORT-TERM TRADING
                  ------------------

                  It is UBS Brinson's policy to discourage short term trading. Employees must hold securities for a minimum of 30 calendar days, unless the holding has experienced a loss greater than or equal to 10% of the capital invested in the security. Forward trades may only be entered into if they have a duration of 7 calendar days or more. Exchange traded futures or options contracts on a currency, a broadly based index, interest rates, or other broadly based index-like products must be held for a minimum of 7 calendar days.
                  This policy applies to trading in all types of securities and instruments, except where in a particular case UBS Brinson Compliance has made a specific finding of hardship and no issue of abuse or conflict is presented (for example, when an employee's request to sell a security which was purchased within 30 days prior to the request is prompted by a major corporate or market event, such as a tender offer, and the security is not held in client accounts).

         G.       FREQUENCY
                  ---------

                  Employees should not trade more than would be reasonable for an active portfolio management account and are not permitted more than 20 transactions per month.

         H.       DISCLOSURE OF PERSONAL INTEREST
                  -------------------------------

                  All investment personnel must disclose to their functional head any position in a security held in their personal portfolio before participating in investment research or making an investment decision for a client account regarding that security or an equivalent or related security. The functional head will determine if the investment decision should be reviewed by investment personnel with no personal interest in the issuer.

         I.       SECURITIES TRANSACTIONS REPORTS
                  -------------------------------

                  All employees are required to file quarterly a report of security investment transactions in accordance with this Integrity Policy. The disclosure statement for each calendar quarter must be filed no later than 10 days after the end of the calendar quarter. The quarterly report must be filed even if there were no transactions during the quarter. If there were no reportable security transactions, the quarterly report should be so noted. In addition, all employees must send a written communication to every broker/dealer with whom they trade instructing the broker to forward to the designated UBS Brinson Compliance Officer duplicate trade confirmations for all trades of securities made by that employee. The designated UBS Brinson Compliance Officer should receive a copy of all such written communications sent to broker/dealers.
                  To simplify reporting, it will not be necessary to report (1) the purchase or sale of a fractional share, (2) the purchase of shares with the current dividend under an automatic dividend reinvestment plan, (3) transactions in UBS stock when using UBS as an executing broker.

III.     DISCLOSURE OR USE OF CONFIDENTIAL INFORMATION
         ---------------------------------------------

         A.       GENERAL
                  -------

                  The nature of UBS Brinson's business is such that employees may be in possession of confidential, proprietary or market-sensitive information, including material non-public information. All employees have an obligation to respect and protect the confidential nature of relationships with and information about former, present and prospective clients, portfolio companies and suppliers of UBS Brinson. Any such information that is acquired by employees in the course of UBS Brinson's business must be kept confidential and may be used solely for proper purposes of UBS Brinson. Under no circumstances shall an employee disclose such information to unauthorized persons or use or assist others in using confidential information for personal gain. A person is not an authorized individual simply because that person is an employee of UBS Brinson.
                  In addition to information concerning other companies or persons, confidential information about UBS Brinson or its employees should not be disclosed to outside persons or to employees who have no reasonable need for such information in the course of their duties, nor should any employee use or assist others in using confidential information for personal gain or any other reason. This principle applies, among other matters, to investment policy and strategy, trade secrets, pricing information (especially non-public fee schedules), internal policies and financial status.

         B.       INSIDER TRADING POLICY
                  ----------------------

                  UBS Brinson prohibits any employee from trading, either personally or on behalf of others (including any funds and private accounts managed by UBS Brinson), on confidential information and prohibits communication or dissemination of confidential information to others in violation of the law. UBS Brinson's policy applies to every employee and extends to activities within and outside their duties at UBS Brinson.
                  It is particularly important that employees not disclose confidential information to unauthorized persons, or use such information for personal gain. Any employee of UBS Brinson who engages in securities transactions while in possession of confidential information relating to the securities in question, or who discloses such information to others (including relatives and friends) who trade in such securities, subjects himself or herself to severe legal sanctions including the possibility of dismissal, fines and imprisonment.

                  If an employee has any question regarding the confidentiality of information, the employee should convey the particulars of such information to, and confer with, UBS Brinson Compliance.

         C.       MATERIAL INSIDE INFORMATION
                  ---------------------------

                  The term "material inside information" is not subject to being precisely defined. Generally, information is considered to be "inside" or "non-public" information if it has not been publicly disclosed. Information about a company should be deemed to be inside information if it is not generally known to the marketplace. Information considered to be "material" is any information about a company which, if disclosed, is likely to affect the market price of the company's securities or to be considered important by a reasonable investor in deciding whether or not to trade in those securities. Information should be presumed "material" if it relates to matters such as dividend changes, earnings estimates by the company, changes in the company's previously released earnings estimates, significant calls for redemption of outstanding securities, financing, significant developments in relationships with clients, suppliers, lenders and key personnel, significant new products or discoveries, major litigation by or against the company, liquidity or solvency problems, extraordinary management developments, significant merger or acquisition proposals, or other similar major events. It includes all information with respect to a company or its securities that is not publicly available and might reasonably be expected to have an effect on the market price of the company's securities.
                  While the mere possession of material inside information is not a violation of securities laws, the improper use of such information can result in both civil and criminal liability. The duty to preserve the confidentiality of material non-public information arises from the anti-fraud provisions of securities laws. Among other penalties, these laws may provide for the imposition of criminal and civil sanctions, including fines and imprisonment.

         D.       DISCLOSURE
                  ----------

                  This policy prohibits UBS Brinson employees from disclosing confidential information to anyone outside UBS Brinson, including friends and relatives, and from using such information for personal gain. Generally, however, such information may be disclosed to legal counsel, accountants and advisors to UBS

                  Brinson who need to know such information and to the extent disclosure is required by law.
                  Otherwise, only after there is a full public disclosure of information by a company, usually by means of an announcement to the press, is a person who had access to or knew about the information relieved of the requirement of keeping it strictly to him or herself. Correspondingly, no trade or recommendation of any trade in a company's securities can be made on the basis of such information until the company has made a public announcement or the information is known generally to the marketplace.

         E.       PROCEDURES FOR SAFEGUARDING CONFIDENTIAL INFORMATION
                  ----------------------------------------------------

                  To ensure that any confidential information that comes to UBS Brinson in the course of its business is kept confidential, each employee of UBS Brinson is expected to adhere to the following policies:
                           1. Employees should not discuss with or disclose to any family member or other non-employee any confidential information or non-public information about any company, whether the company is a portfolio company or one about which UBS Brinson may have information because of a special transaction or relationship;

                           2. Employees should treat as confidential all non-public documents and materials, whether generated by a portfolio company, a company UBS Brinson is investigating, UBS Brinson itself, a UBS Brinson venture partnership or another entity with a special relationship to UBS Brinson. Non-public documents should be placed in files overnight and not left unattended on top of desks, in conference rooms or any work space if they might be seen by visitors to the office;

                           3. Employees should not permit visitors to walk through the offices unattended or to make use of unoccupied offices which may contain non-public information. All visitors who wish to work in UBS Brinson's offices or to make telephone calls should be directed to the reception area or an unoccupied conference room;

                           4. Employees should not discuss confidential matters in elevators, airports, restaurants, public transportation or other places where people outside UBS Brinson are present. Similarly, papers relating to confidential matters should not be displayed in the elevators or other public places;

                           5.       Employees should hold telephone
                                    conversations regarding confidential matters privately; and

                           6. Before trading, employees should think about whether they may have confidential information relative to the securities under consideration. If an employee believes that he or she may have confidential information, the employee should not purchase or sell the securities in question. Further, the employee should not communicate the information inside or outside UBS Brinson (other than as permitted above) and should immediately contact the UBS Brinson Compliance Officer or the UBS Brinson Chief Operating Officer, who will review the issue and determine whether trades may be made and information may be communicated.


IV.      PERSONAL AND BUSINESS CONDUCT
         -----------------------------

         A.       USE OF PROPER ACCOUNTING PROCEDURES
                  -----------------------------------

                  All financial transactions engaged in by UBS Brinson for itself or its clients shall be recorded immediately, completely and accurately. The knowing entry of false or inaccurate information in UBS Brinson's accounting and corporate records or any attempt to circumvent UBS Brinson's internal accounting controls shall be a violation of this Integrity Policy. All assets, liabilities, revenues and expenses shall be properly recorded in the books of UBS Brinson so as not to conceal any act that might violate the Integrity Policy.

         B.       INDIVIDUAL EXPENSE GUIDELINES
                  -----------------------------

                  Each employee is expected to be familiar with and to comply with guidelines established to govern the circumstances in which employees are entitled to have individual expenses paid for by UBS Brinson. In general terms, such expenses are limited to those incurred in the course of developing and maintaining beneficial business relationships. All such expenses must be documented. Entertainment of government officials requires analysis of and sensitivity to a number of legal prohibitions and, accordingly, should be cleared with UBS Brinson Compliance.

         C.       GIFTS AND BEQUESTS
                  ------------------

                  To avoid even an unwarranted suspicion of impropriety, it is extremely important that no employee accept any gifts and/or bequests if such acceptance would leave even the slightest implication of improper influence. As a general rule, no gifts or bequests from present or former clients or suppliers, not related by blood or marriage, may be accepted. If the circumstances surrounding a particular gift or bequest are such that its rejection or return might cause embarrassment or be in bad taste, or if an employee is otherwise in doubt as to the propriety of accepting a gift or bequest, the employee should report the gift or bequest and its estimated value in writing to UBS Brinson Compliance, which will either approve or disapprove its acceptance or retention by the employee.
                  It is important to note that employees are not permitted to borrow from clients or suppliers, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances, without special treatment as to interest rates, terms, security, repayment terms and the like. This prohibition does not preclude borrowing from anyone related to the employee by blood or marriage.

         D.       USE OF UBS BRINSON ASSETS
                  -------------------------

                  UBS Brinson provides workstations, telephones, personal computers and other equipment to assist employees in the performance of their work. While limited personal use may be made of these assets, such use must not interfere with UBS Brinson's business and the privilege for such use may be terminated at any time. Use of personal computers (including use on the Internet, intranet and for e-mail) and telephones may be subject to monitoring for security, supervisory and/or network management reasons. Employees should not have any expectation of privacy for their Internet, e-mail or other personal computer usage.
                  The use of any employment-related tools (including computer hardware, software and telephone systems) for other than legitimate business activities is prohibited. Further, each employee is obligated to use proper care to prevent unauthorized access to UBS Brinson's data, the introduction of any computer related virus or any breach of secured information lines.

                  Employees must not:
                  o Visit Internet sites that contain obscene, lewd, hateful or other objectionable materials; send or receive material that is obscene or defamatory or which is intended to annoy, harass or intimidate another person;
                  o Use personal computers or telephones for any illegal purpose;
                  o        Represent personal opinions as those of UBS Brinson;
                  o Upload, download or otherwise transmit or receive commercial software or any copyrighted materials belonging to parties outside of UBS Brinson or UBS Brinson itself;
                  o Reveal or publicize confidential or propriety information, which includes, but is not limited to: financial information, new business and product ideas, marketing strategies and plans, databases and the information contained therein, client lists, computer software source codes, computer/network access codes and business relationships; and
                  o Examine, change or use another person's files, output or user name for which they do not have explicit authorization.

         E.       DEALING WITH SUPPLIERS
                  ----------------------

                  Employees should award orders, contracts and commitments to suppliers of goods and services only after a fair and impartial evaluation of all relevant information has been completed. No employee shall accept any bribe, "kick-back" or similar consideration from a supplier or potential supplier, nor deal with a supplier solely on the basis of family relationship, friendship or similar considerations (direct or indirect ownership or financial relationship). Although a family or other personal or financial relationship will not necessarily preclude UBS Brinson from conducting business with a particular supplier, all such relationships must be clearly identified by an employee, to the extent known, to his/her supervisor prior to the awarding of a supplier contract.

         F.       USE OF UBS BRINSON INTELLECTUAL PROPERTY AND PROPRIETARY
                  --------------------------------------------------------
                  INFORMATION
                  -----------

                  Employees must not use UBS Brinson's intellectual property or proprietary information such as trade secrets, inventions, software applications, product plans, business systems and procedures, manuals and other business data for personal gain. UBS Brinson's intellectual and proprietary information belongs to UBS Brinson and shall be kept confidential. Employees shall not, either during or after their employment, disclose any such information to the public or to any third party unless and until such time as the information becomes publicly available. Particular care should be taken when using electronic mail (e-mail) and the Internet. These forms of communication are not guaranteed to be private and they should not be used for transmitting or receiving confidential information unless adequate precautions are taken.

         G.       CANDOR AMONG EMPLOYEES
                  ----------------------

                  Management must be promptly informed at all times of matters which might adversely affect the operation or reputation of UBS Brinson, regardless of the source of such information. Moreover, complete candor is essential in dealing with UBS Brinson's independent and internal auditors, investigators, attorneys and regulatory authorities. It is UBS Brinson policy that such communications will be treated confidentially, to the extent possible, and that retaliatory action should not be taken against employees providing such information in good faith.

V.       OUTSIDE ACTIVITIES
         ------------------

         A.       GENERAL
                  -------

                  Employees owe their primary duty of loyalty to UBS Brinson and its clients. Unless approved by UBS Brinson Compliance, no employee may engage in any outside activity, including the conduct of another business or acceptance of employment with another business firm, that may interfere with the employee's duties to UBS Brinson, may reflect adversely on UBS Brinson, or may raise actual, potential or perceived conflict of interest issues.
                  Except as specifically approved by UBS Brinson Compliance, any compensation received for services as a director, or the equivalent of a director, of an entity in which UBS Brinson in its individual or fiduciary capacity has an equity interest shall be paid over to UBS Brinson, its clients or charity, as appropriate.
                  UBS Brinson is interested in good government and the sponsorship of nonprofit activities in our society, and wishes to encourage such participation by employees to the extent it does not reduce effectiveness in performing duties on behalf of UBS Brinson, reflect adversely on UBS Brinson, or generate a potential conflict of interest. If there are any questions regarding participation in any such activity that does not meet these standards, no action should be taken without the proper approval of UBS Brinson Compliance.

                  Employees who serve as directors or trustees of nonprofit organizations must report that involvement to UBS Brinson Compliance. Any request for UBS Brinson's involvement with nonprofit organizations should be referred to UBS Brinson Compliance.

         B.       REPORTING OF BUSINESS INTERESTS AND GOVERNMENTAL POSITIONS
                  ----------------------------------------------------------

                  Each employee is required to maintain on file with UBS Brinson Compliance current information with respect to the employee's Reportable Business Interests and Reportable Governmental Positions. This information is to be reported by the filing of an Employee Affirmation and Affiliation Statement not less often than annually by each employee. All employees are required to file an amended statement promptly upon obtaining or disposing of a Reportable Business Interest or assuming or relinquishing a Reportable Government Position.
                  An employee is deemed to have a "Reportable Business Interest" as to each corporation, association, partnership, firm, business trust, sole proprietorship or other business entity (other than UBS Brinson) with respect to which:
                           1. Such employee together with his/her spouse and minor children (i) own (whether legally, equitably or otherwise) in the aggregate 10 percent or more of an equity interest in such entity (or, in the case of a corporation, 10 percent or more of the total outstanding shares of any class of stock), or (ii) hold, in the aggregate, indebtedness of such entity which equals or exceeds 5 percent of such entity's outstanding debt;

                           2. Such employee has the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of securities, by contract, by intercompany relationships, or otherwise; or

                           3. Such employee or spouse or minor child holds any of the following positions in such entity: (i) officer, director, trustee or general partner; or (ii) employee, beneficiary, participant or associate with managerial or policy-making responsibilities.

                                    An employee is deemed to have a "Reportable
                                    Governmental Position" in each national, local or other government entity where the employee serves as a director, agent, employee, officer, trustee or member of any governing body or committee.

VI.      OBSERVANCE OF LAWS
         ------------------

         A.       GENERAL
                  -------

                  Each employee has an obligation not to take any action that might result in a violation of law in any jurisdiction in which UBS Brinson does business. If there should be any question as to the legality of any action to be taken in the name, or on behalf, of UBS Brinson, such action should not be taken without the prior approval of UBS Brinson Compliance.

         B.       INDUSTRY REGULATORS
                  -------------------

                  It is UBS Brinson's policy to cooperate with investigators seeking information concerning UBS Brinson operations. At the same time, UBS Brinson is entitled to all the safeguards provided by law for the benefit of persons under investigation.
                  The financial services industry is highly regulated, so there is often a need for contact with the regulators. If an employee is contacted by a regulator or investigator by telephone, letter or home or office visit, the employee may not, under any circumstances, engage in any discussion or take any other action in response to the contact prior to notifying UBS Brinson Compliance. Outside regulators and investigators should be given access to UBS Brinson records and personnel only by UBS Brinson Compliance.

VII.     INDIVIDUAL COMPLIANCE
         ---------------------

                  The Integrity Policy sets forth a standard of conduct required of all employees of UBS Brinson, regardless of position. UBS Brinson's management shall monitor and report any violations of this Integrity Policy. Any employee who is aware of a suspected violation of this Integrity Policy by other employees, including management, should immediately report this information to UBS Brinson Compliance.
                  This Integrity Policy is designed to foster a working environment in which employees will be conscious of their obligation to avoid any actions that could cause embarrassment to themselves or UBS Brinson by virtue of any actual or seeming conflict of interest or improper influence. No employee can be expected to know the identity of every client, portfolio company and supplier of UBS Brinson. However, if there is cause for an employee to believe that he or she may be dealing with a client, portfolio company or supplier in a transaction described herein, it is that employee's obligation to make an appropriate inquiry to ascertain whether that is the circumstance.
                  Failure to comply with the Integrity Policy or refusal to sign the Employee Affirmation and Affiliation Statement is considered a major infraction of our personnel policies, which can result in termination of employment, in addition to other potential sanctions, including criminal and civil prosecution.

               ASSOCIATION FOR INVESTMENT MANAGEMENT AND RESEARCH
              CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT
                        As amended and restated May, 1999

THE CODE OF ETHICs
Members of the Association for Investment Management and Research shall:
o Act with Integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, prospects, employers, employees, and fellow members.
o Practice and encourage others to practice in a professional and ethical manner that will reflect credit on members and their profession.
o Strive to maintain and improve their competence and the competence of others in the profession.
o        Use reasonable care and exercise independent professional judgment.

THE STANDARDS OF PROFESSIONAL CONDUCT

STANDARD I:       FUNDAMENTAL RESPONSIBILITIES

Members shall:

         A. Maintain knowledge of and comply with all applicable laws, rules, and regulations (including AIMR's Code of Ethics and Standards of Professional Conduct) of any government, government agency, regulatory organization, licensing agency, or professional association governing the members' professional activities.

         B. Not knowingly participate or assist in any violation of such laws, rules, or regulations.

STANDARD II:      RELATIONSHIPS WITH AND RESPONSIBILITIES TO THE PROFESSION

         A.       USE OF PROFESSIONAL DESIGNATIONS.

         1. AIMR members may reference their membership only in a dignified and judicious manner. The use of the reference may be accompanied by an accurate explanation of the requirements that have been met to obtain membership in these organizations.

         2. Those who have earned the right to use the Chartered Financial Analyst designations may use the marks "Chartered Financial Analyst," or "CFA," and are encouraged to do so, but only in a proper, dignified and judicious manner. The use of the designation may be accompanied by an accurate explanation of the requirements that have been met to obtain the right to use the designation.

         3. Candidate in the CFA Program, as defined in the AIMR Bylaws, may reference their participation in the CFA Program, but the reference must clearly state that an individual is a candidate in the CFA Program and cannot imply that the candidate has achieved any type of partial designation.

         B.       PROFESSIONAL MISCONDUCT.

         1. Members shall not engage in any professional conduct involving dishonesty, fraud, deceit, or misrepresentation or commit any act that reflects adversely on their honesty, trustworthiness, or professional competence.

         2. Members and candidates shall not engage in any conduct or commit any act that compromises the integrity of the CFA designation or the integrity or validity of the examinations leading to the award of the right to use the CFA designation.

         C. PROHIBITION AGAINST PLAGIARISM. Members shall not copy or use in substantially the same form as the original, material prepared by another without acknowledging and identifying the name of the author, publisher, or source of such material. Members may use, without acknowledgment, factual information published by recognized financial and statistical reporting services or similar sources.

STANDARD III:     RELATIONSHIPS WITH AND RESPONSIBILITIES TO THE EMPLOYER

         A.       OBLIGATION TO INFORM EMPLOYER OF CODE AND STANDARDS.

                  Members Shall:

         1. Inform their employer in writing, through their direct supervisor, that they are obligated to comply with the Code and Standards and are subject to disciplinary sanctions for violations thereof.

         2. Deliver a copy of the Code and Standards to their employer if the employer does not have a copy.

         B. DUTY TO EMPLOYER. Members shall not undertake any independent practice that could result in compensation or other benefit in competition with their employer unless they obtain written consent from both their employer and the persons or entities for whom they undertake independent practice.

         C.       DISCLOSURE OF CONFLICTS TO EMPLOYER.

                  Members Shall:

         1. Disclose to their employer all matters, including beneficial ownership of securities or other investments, that reasonably could be expected to interfere with their duty to their employer or ability to make unbiased and objective recommendations.

         2. Comply with any prohibitions on activities imposed by their employer if a conflict of interest exists.

         D.       DISCLOSURE OF ADDITIONAL COMPENSATION ARRANGEMENTS.

                  Members shall disclose to their employer in writing all monetary compensation or other benefits that they receive for their services that are in addition to compensation or benefits conferred by a member's employer.

         E. RESPONSIBILITY OF SUPERVISORS. Members with supervisory responsibility, authority, or the ability to influence the conduct of others shall exercise reasonable supervision over those subject to their supervision or authority to prevent any violation of applicable statutes, regulations, or provisions of the Code and Standards. In so doing, members are entitled to rely on reasonable procedures to detect and prevent such violations.

STANDARD IV:      RELATIONSHIPS WITH AND RESPONSIBILITIES TO CLIENTS AND
                  PROSPECTS

         A.       INVESTMENT PROCESS.

         A.1      REASONABLE BASIS AND REPRESENTATIONS.

                  Members Shall:

         a. Exercise diligence and thoroughness in making investment recommendations or in taking investment actions.

         b. Have a reasonable and adequate basis, supported by appropriate research and investigation, for such recommendations or actions.

         c. Make reasonable and diligent efforts to avoid any material misrepresentation in any research report or investment recommendation.

         d. Maintain appropriate records to support the reasonableness of such recommendations or actions.

         A.2      RESEARCH REPORTS

                  Members shall:

                           a. Use reasonable judgment regarding the inclusion or exclusion of relevant factors in research reports.

                           b. Distinguish between facts and opinions in research reports.

                           c. Indicate the basic characteristics of the investment involved when preparing for public distribution a research report that is not directly related to a specific portfolio or client.

         A.3 INDEPENDENCE AND OBJECTIVITY. Members shall use reasonable care and judgment to achieve and maintain independence and objectivity in making investment recommendations or taking investment action.

         B.       INTERACTIONS WITH CLIENTS AND PROSPECTS.

         B.1 FIDUCIARY DUTIES. In relationships with clients, members shall use particular care in determining applicable fiduciary duty and shall comply with such duty as to those persons and interests to whom the duty is owed. Members must act for the benefit of their clients and place their clients' interests before their own.

         B.2      PORTFOLIO INVESTMENT RECOMMENDATIONS AND ACTIONS

                  Members Shall:

         a. Make a reasonable inquiry into a client's financial situation, investment experience, and investment objectives prior to making any investment recommendations and shall update this information as necessary, but no less frequently than annually, to allow the members to adjust their investment recommendations to reflect changed circumstances.

         b. Consider the appropriateness and suitability of investment recommendations or actions for each portfolio or client. In determining appropriateness and suitability, members shall consider applicable relevant factors, including the needs and circumstances of the portfolio or client, the basic characteristics of the investment involved, and the basic characteristics of the total portfolio. Members shall not make a recommendation unless they reasonably determine that the recommendation is suitable to the client's financial situation, investment experience, and investment objectives.

         c. Distinguish between facts and opinions in the presentation of investment recommendations.

         d. Disclose to clients and prospects the basic format and general principles of the investment processes by which securities are selected and portfolios are constructed and shall promptly disclose to clients and prospects any changes that might significantly affect those processes.

         B.3 FAIR DEALING. Members shall deal fairly and objectively with all clients and prospects when disseminating investment recommendations, disseminating material changes in prior investment recommendations, and taking investment action.

         B.4 PRIORITY OF TRANSACTIONS. Transactions for clients and employers shall have priority over transactions in securities or other investments of which a member is the beneficial owner so that such personal transactions do not operate adversely to their clients' or employer's interests. If members make a recommendation regarding the purchase or sale of a security or other investment, they shall give their clients and employer adequate opportunity to act on their recommendation before acting on their own behalf. For purposes of the Code and Standards, a member is a "beneficial owner" if the member has:

                           a. a direct or indirect pecuniary interest in the securities;

                           b. the power to vote or direct the voting of the shares of the securities or investments;

                           c.       the power to dispose or direct the
                                    disposition of the security or investment.

         B.5 PRESERVATION OF CONFIDENTIALITY. Members shall preserve the confidentiality of information communicated by clients, prospects, or employers concerning matters within the scope of the client-member, prospect-member, or employer-member relationship unless a member receives information concerning illegal activities on the part of the client, prospect, or employer.

         B.6 PROHIBITION AGAINST MISREPRESENTATION. Members shall not make any statements, orally or in writing, that misrepresent:

                           a. The services that they or their firms are capable of performing;

                           b. Their qualifications or the qualifications of their firm;

                           c.       The member's academic or professional
                                    credentials.

                  Members shall not make or imply, orally or in writing, any assurances or guarantees regarding any investment except to communicate accurate information regarding the terms of the investment instrument and the issuer's obligations under the instrument.

         B.7 DISCLOSURE OF CONFLICTS TO CLIENTS AND PROSPECTS. Members shall disclose to their clients and prospects all matters, including beneficial ownership of securities or other investments, that reasonably could be expected to impair the members' ability to make unbiased and objective recommendations.

         B.8 DISCLOSURE OF REFERRAL FEES. Members shall disclose to clients and prospects any consideration or benefit received by the member or delivered to others for the recommendation of any services to the client or prospect.

STANDARD V:       RELATIONSHIPS WITH AND RESPONSIBILITIES TO THE PUBLIC

         A.       PROHIBITION AGAINST USE OF MATERIAL NONPUBLIC INFORMATION.

                  Members who possess material nonpublic information related to the value of a security shall not trade or cause others to trade in that security if such trading would breach a duty or if the information was misappropriated or relates to a tender offer. If members receive material nonpublic information in confidence, they shall not breach that confidence by trading or causing others to trade in securities to which such information relates. Members shall make reasonable efforts to achieve public dissemination of material nonpublic information disclosed in breach of a duty.

         B.       PERFORMANCE PRESENTATION

         1. Members shall not make any statements, orally or in writing, that misrepresent the investment performance that they or their firms have accomplished or can reasonably be expected to achieve.

         2. If members communicate individual or firm performance information directly or indirectly to clients or prospective clients, or in a manner intended to be received by clients or prospective clients, members shall make every reasonable effort to assure that such performance information is a fair, accurate, and complete presentation of such performance.